ACREAGE HOLDINGS, INC.
(the “Company”)

Description of Registrant’s Securities Registered
Pursuant to Section 12 of the Exchange Act of 1934

The following summarizes general terms and provisions that apply to the Class A Subordinate Voting Shares (the “Subordinate Voting Shares”) of the Company as of December 31, 2019. The summary of the general terms and provisions of the Subordinate Voting Shares set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Articles of Incorporation (“Articles”), which is incorporated by reference as an exhibit to the Annual Report on Form 10-K. For additional information, please read the Articles and the applicable provisions of the Business Corporations Act (Ontario).
Per the Company’s Articles, the Company is authorized to issue an unlimited number of Subordinate Voting Shares, without nominal or par value, an unlimited number of Proportionate Voting Shares and an unlimited number of Multiple Voting Shares.

Class A Subordinate Voting Shares
Holders of Subordinate Voting Shares are entitled to notice of and to attend any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Subordinate Voting Shares are entitled to one vote in respect of each Subordinate Voting Share held.
As long as any Subordinate Voting Shares remain outstanding, the Company may not, without the consent of the holders of the Subordinate Voting Shares by separate special resolution, alter or amend its Articles if the result would prejudice or interfere with any right or special right attached to the Subordinate Voting Shares.
The holders of Subordinate Voting Shares shall be entitled to receive such dividends payable in cash or property of the Company as may be declared thereon by the directors from time to time, provided that at any particular time in the period from the Effective Date as defined in the Arrangement Agreement between the Company and Canopy Growth Corporation dated May 15, 2019 (the “Plan of Arrangement”) until the earlier to occur of the Acquisition Date (as defined in the Plan of Arrangement) and the Acquisition Closing Outside Date (as defined in the Plan of Arrangement), the aggregate amount of dividends per Subordinate Voting Share declared from the Effective Date until such particular time shall not exceed the product obtained when (i) the aggregate amount of dividends, per share, declared by Canopy Growth Corporation (or any successor thereto) on its common shares from the Effective Date until such particular time, is multiplied by (ii) the Exchange Ratio (as defined in the Plan of Arrangement). The directors may declare no dividend payable in cash or property on the Subordinate Voting Shares unless the directors simultaneously declare a dividend payable in cash or property on: (x) the Proportionate Voting Shares, in an amount per Proportionate Voting Share equal to the amount of the dividend declared per Subordinate Voting Share, multiplied by 40; and (y) the Multiple Voting Shares, in an amount per Multiple Voting Share equal to the amount of the dividend declared per Subordinate Voting Share.
In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Subordinate Voting Shares are entitled to participate pari passu with the holders of Proportionate Voting Shares and Multiple Voting Shares, with the amount of such distribution per Subordinate Voting Share equal to each of: (i) the amount of such distribution per Proportionate Voting Share, divided by 40; and (ii) the amount of such distribution per Multiple Voting Share.
Holders of Subordinate Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of shares, or bonds, debentures or other securities of the Company.
There may no subdivision or consolidation of the Subordinate Voting Shares unless, simultaneously, the Proportionate Voting Shares and Multiple Voting Shares are subdivided or consolidated utilizing the same divisor or multiplier.

Proportionate Voting Shares
Holders of Proportionate Voting Shares are entitled to notice of and to attend at any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote. At each such meeting, holders of Proportionate Voting Shares are entitled to 40 votes in respect of each Proportionate Voting Share held.
As long as any Proportionate Voting Shares remain outstanding, the Company may not, without the consent of the holders of the Proportionate Voting Shares and Multiple Voting Shares by separate special resolution, alter or amend its Articles if the result would be to prejudice or interfere with any right or special right attached to the Proportionate Voting Shares. Consent of the holders of a majority of the outstanding Proportionate Voting Shares and Multiple Voting Shares is required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Proportionate Voting Shares. In connection with the exercise of the voting rights in respect of any such approvals, each holder of Proportionate Voting Shares has one vote in respect of each Proportionate Voting Share held.
In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Proportionate Voting Shares are entitled to participate pari passu with the holders of Subordinate Voting Shares and Multiple Voting Shares in an amount equal to the amount of such distribution per Subordinate Voting Share and Multiple Voting Share, multiplied by 40.
No dividend may be declared on the Proportionate Voting Shares unless the Company simultaneously declares dividends on the Subordinate Voting Shares in an amount equal to the dividend declared per Proportionate Voting Shares divided by 40, and on the Multiple Voting Shares in an amount equal to the dividend declared per Proportionate Voting Share divided by 40.
There may be no subdivision or consolidation of the Proportionate Voting Shares unless, simultaneously, the Subordinate Voting Shares and Multiple Voting Shares are subdivided or consolidated using the same divisor or multiplier.
Each Proportionate Voting Share is convertible, at the option of the holder thereof, into 40 Subordinate Voting Shares. The ability to convert the Proportionate Voting Shares and Multiple Voting Shares is subject to a restriction that, unless the Board determines otherwise, the aggregate number of Subordinate Voting Shares, Proportionate Voting Shares and Multiple Voting Shares held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the U.S. Exchange Act), may not exceed forty percent (40%) of the aggregate number of Subordinate Voting Shares, Proportionate Voting Shares and Multiple Voting Shares issued and outstanding after giving effect to such conversions.
Notwithstanding anything to the contrary, the Company shall require, in accordance with the Plan of Arrangement, each holder of Proportionate Voting Shares to convert all, and not less than all, of the Proportionate Voting Shares on the Acquisition Date. Each Proportionate Voting Share shall be converted into such number of Subordinate Voting Shares as is determined by multiplying the number of Proportionate Voting Shares by 40. Fractions of Proportionate Voting Shares shall be converted into such number of Subordinate Voting Shares as is determined by multiplying the fraction by 40.
Multiple Voting Shares
Holders of Multiple Voting Shares are entitled to notice of and to attend any meeting of the shareholders of the Company, except a meeting of which only holders of another particular class or series of shares of the Company shall have the right to vote.
Multiple Voting Shares provide voting control of the Company to Kevin Murphy, the Company’s Chief Executive Officer and President. As long as any Multiple Voting Shares remain outstanding, the Company will not, without the consent of the holders of the Multiple Voting Shares by separate special resolution, alter or amend its Articles if the result would be to prejudice or interfere with any right or special right attached to the Multiple Voting Shares, or affect the rights or special rights of the holders of Subordinate Voting Shares, Proportionate Voting Shares and Multiple Voting Shares on a per share basis as provided in the Articles. Consent of the holders of a majority of the outstanding Multiple Voting Shares is required for any action that authorizes or creates shares of any class or series having preferences superior to or on a parity with the Multiple Voting Shares. In connection with the exercise of the voting rights in respect of any such approvals, each holder of Multiple Voting Shares has one vote in respect of each Multiple Voting Share held.
In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of Multiple Voting Shares are entitled to participate pari passu with the holders of Proportionate Voting Shares and Subordinate Voting Shares, in an amount equal to: (i) the amount of such distribution per Proportionate Voting Share, divided by 40; and (ii) the amount of such distribution per Subordinate Voting Share.
No dividend may be declared on the Multiple Voting Shares unless the Company simultaneously declares dividends: (i) on the Subordinate Voting Shares, in an amount equal to the dividend declared per Multiple Voting Share; and (ii) on the Proportionate Voting Shares, in an amount equal to the dividend declared per Multiple Voting Share, multiplied by 40.
There may be no subdivision or consolidation of the Multiple Voting Shares unless, simultaneously, the Subordinate Voting Shares and Proportionate Voting Shares are subdivided or consolidated utilizing the same divisor or multiplier.
Each Multiple Voting Share is convertible, at the option of the holder, into one Subordinate Voting Share. Each Multiple Voting Share will automatically convert, without any action on the part of the holder thereof, into Subordinate Voting Shares on the basis of one Subordinate Voting Share for one Multiple Voting Share upon the earliest of the date that (i) the aggregate number of Multiple Voting Shares held by the holder of Multiple Voting Shares together with its affiliates are reduced to a number which is less than fifty percent (50%) of the aggregate number of Multiple Voting Shares held by such holder together with its affiliates on the date of completion of the Transaction (defined as the High Street Capital Partners, LLC (“High Street”) reverse take-over of Applied Inventions Management, Inc.), (ii) the aggregate number of units of High Street (“High Street Units”) held by the holder of Multiple Voting Shares together with its affiliates are reduced to a number which is less than fifty percent (50%) of the aggregate number of High Street units held by such holder together with its affiliates on the date of completion of the Transaction and (iii) is five (5) years following completion of the Transaction.
Coattail Provisions
In the event that an offer is made to purchase Proportionate Voting Shares, and such offer is:
(a) required, pursuant to applicable securities legislation, or the rules of any stock exchange on which: (i) the Proportionate Voting Shares; or (ii) the Subordinate Voting Shares which may be obtained upon conversion of the Proportionate Voting Shares; may then be listed, to be made to all or substantially all of the holders of Proportionate Voting Shares in a province or territory of Canada to which the requirement applies (an “Offer”); and
(b) not made to the holders of Subordinate Voting Shares for consideration per Subordinate Voting Share equal to 0.025 of the consideration offered per Proportionate Voting Share;
each Subordinate Voting Share shall become convertible at the option of the holder into Proportionate Voting Shares on the basis of 40 Subordinate Voting Shares for one Proportionate Voting Share, at any time while the Offer is in effect until one day after the time prescribed by applicable securities legislation or stock exchange rules for the offeror to take up and pay for such shares as are to be acquired pursuant to the Offer (the “Subordinate Voting Share Conversion Right”). Fractions of Proportionate Voting Shares may be issued in respect of any amount of Subordinate Voting Shares in respect of which the Subordinate Voting Share Conversion Right is exercised which is less than 40.

The Subordinate Voting Share Conversion Right may only be exercised for the purpose of depositing the Proportionate Voting Shares acquired upon conversion under such Offer. If the Subordinate Voting Share Conversion Right is exercised, the Company will procure that the transfer agent for the Subordinate Voting Shares shall deposit under such Offer the Proportionate Voting Shares acquired upon conversion, on behalf of the holder. If the holder withdraws such Proportionate Voting Shares from deposit under the Offer, or the Offer is abandoned, withdrawn or terminated by the offeror, or the Offer expires without the offeror taking up and paying for the Proportionate Voting Shares, then the Proportionate Voting Shares acquired upon conversion shall automatically reconvert to Subordinate Voting Shares on the basis of 40 Subordinate Voting Shares for one Proportionate Voting Share, without further action on the part of the holder.
Coattail Agreement
The Company, Odyssey Trust Company, as trustee for the benefit of the holders of Subordinate Voting Shares (in such capacity, the “Trustee”), Mr. Murphy and Murphy Capital, LLC (together, the “MVS Shareholders”) have entered into a coattail agreement dated November 14, 2018 (the “Coattail Agreement”) under which the MVS Shareholders, as the only holders of Multiple Voting Shares, and holders of High Street Units, are prohibited from selling, directly or indirectly, any Multiple Voting Shares or High Street Units pursuant to a takeover bid, if applicable securities legislation would have required the same offer to be made to holders of Subordinate Voting Shares (“SVS Shareholders”) had the sale been a sale of Subordinate Voting Shares rather than Multiple Voting Shares or High Street Units. The prohibition does not apply if a concurrent offer is made to purchase Subordinate Voting Shares if: (i) the price per Subordinate Voting Share under such concurrent offer is at least as high as the price to be paid for the Multiple Voting Shares or High Street Units, assuming their conversion to Subordinate Voting Shares; (ii) the percentage of Subordinate Voting Shares to be taken up under such concurrent offer is at least as high as the percentage of Multiple Voting Shares or High Street Units to be sold; (iii) such concurrent offer is unconditional, other than the right not to take up and pay for any Subordinate Voting Shares tendered if no Multiple Voting Shares or High Street Units are purchased; and (iv) such concurrent offer is in all other material respects identical to the offer for Multiple Voting Shares or High Street Units. The Coattail Agreement does not apply to prevent the sale or transfer of High Street Units to Mr. Murphy and members of his immediate family, or a person or company controlled by Mr. Murphy or a member of his immediate family. If SVS Shareholders representing not less than 10% of the then outstanding Subordinate Voting Shares determine that the MVS Shareholders or the Company have breached or intend to breach any provision of the Coattail Agreement, they may by written requisition require the Trustee to take such action as is specified in the requisition in connection with the breach or intended breach, and the Trustee is to forthwith take such action or any other action it considers necessary to enforce its rights under the Coattail Agreement on behalf of the SVS Shareholders. The obligation of the Trustee to take such action on behalf of the SVS Shareholders is conditional upon the provision to the Trustee of such funds and indemnity as it may reasonably require in respect of any costs or expenses it may incur in connection with such action. SVS Shareholders may not institute any action or proceeding, or exercise any other remedy to enforce rights under the Coattail Agreement unless they have submitted such a requisition, and provided such funds and indemnity, to the Trustee, and the Trustee shall have failed to act within 30 days of receipt thereof.
Change of Control
In the event of any business consolidation, amalgamation, arrangement, merger, redemption, compulsory acquisition or similar transaction of or involving Canopy Growth Corporation, or a sale or conveyance of all or substantially all of the assets of Canopy Growth Corporation to any other body corporate, trust, partnership or other entity, but excluding, for greater certainty, any transactions involving Canopy Growth Corporation and one or more of its subsidiaries (a “Canopy Growth Change of Control”) during the period between the entering into the Plan of Arrangement and the earlier of the closing of such acquisition or the termination of the Plan of Arrangement in accordance with its terms, holders of Subordinate Voting Shares, Proportionate Voting Shares, Multiple Voting Shares and High Street Units (collectively, the “Acreage Holders”) will not be entitled to vote or exercise any dissent rights in connection with such proposed acquisition, however, all such Acreage Holders will be bound by the terms of any such acquisition if approved. Accordingly, in the event of the exercise or deemed exercise of the “Canopy Growth Call Option” (which allows Canopy Growth Corporation to acquire all issued and outstanding shares of the Company) following a successful Canopy Growth Change of Control, it is anticipated that Acreage Holders would receive securities of the entity resulting from such Canopy Growth Change of Control.